Exhibit 10.9

July 29, 2019

Kerry Ingalls

Delivered via Email

Re:     Offer of Employment

Dear Kerry:

On behalf of Poseida Therapeutics, Inc. (the “Company”), I am pleased to offer you employment under the terms set forth in this offer letter agreement (the “Agreement”). These employment terms will be effective as of your start date, which is anticipated to be on or before October 21, 2019 or other mutually agreed to date.

1.     Employment Position; Duties. You will be employed as the Company’s Chief Operating Officer (COO). In this position, you will report directly to Eric Ostertag, Chief Executive Officer (CEO) and you will have those duties and responsibilities as customary for this position and as may be directed by the Company. Your work duties will include work for, or on behalf of, affiliates of the Company, such as its parent, subsidiaries and other group affiliates (together, the “Affiliates”) as appropriate. You will work from the Company’s offices in San Diego, California. During your employment, you will devote your full-time best efforts to the business of the Company.

2.    Salary. Your initial base salary will be paid at the annual rate of $420,000.00 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for extra payment under the overtime laws.

3.    Benefits and Paid Time Off. You will be eligible to receive the Company’s standard employee benefits package. You will be eligible to accrue paid time off under the Company’s Vacation plan in the annual amount of 15 days. You will have 5 days of sick time available each year. You will also be eligible for paid holidays pursuant to Company policy. The schedule is published prior to the beginning of each calendar year.

4.    Relocation Reimbursement. Your legitimate and documented relocation expenses will be reimbursed by the Company as provided under the Relocation Agreement. You will be reimbursed, per allowable IRS expenses, for documented relocation expenses to San Diego up to a maximum of $20,000.

Kerry Ingalls

July 29, 2019

5.    Annual Discretionary Performance Bonus. In addition to base salary, you will be eligible to earn a discretionary annual bonus (the “Bonus”), based on an evaluation of your individual performance and the Company’s performance for the applicable year. Your initial target Bonus amount shall be forty percent (40%) of your base salary. Your target for subsequent years is subject to revision in the sole and absolute, discretion of the Company’s Board of Directors (the “Board”), to make all determinations regarding the Bonus, including, but not limited to, whether a Bonus will be awarded and the amount of any Bonus that may be awarded. For 2019, your eligible bonus payout will be pro-rated based on employment start date. You must be an active employee in good standing of the Company on the date that bonuses are distributed to Company employees in order to be eligible for a Bonus.

6.    Stock Option. Subject to approval by the Board, you will be granted an option to purchase 160,000 shares of the Company’s common stock pursuant and subject to the Company’s 2015 Equity Incentive Plan (the “Plan”) and the Company’s standard form of stock option agreement (the “Option”). The Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will have an exercise price per share equal to the fair market value of one share of the Company’s common stock as of the date of grant. The Option shall vest over time during the period of your continuous service to the Company as an employee on each applicable vesting date(s), as follows: (i) twelve and a half percent (12.5%) of the shares subject to the Option shall vest on the six month anniversary of your vesting commencement date and (ii) the remaining shares vest in 42 successive monthly installments thereafter.

7.    Confidential Information and Company Policies. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you sign and comply with the Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) which is attached as Exhibit A, In addition, you are expected to follow the policies and procedures of the Company and its Affiliates, as modified from time to time within the Company’s or Affiliates’ discretion. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that you are prohibited from using or disclosing the confidential or proprietary information of others during your employment by the Company.

8.    At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will”. In addition, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, reporting relationship, work location, compensation (including base salary and bonus terms), and benefits.

Kerry Ingalls

July 29, 2019

9.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with and services for the Company and its Affiliates, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performances or interpretation of this Agreement, your employment with and services for the Company and its Affiliates, or the termination of your employment with and services for the Company and its Affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10.    Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. Poseida participates in E-Verify for confirmation of employment authorization.

11.    Complete Offer and Agreement. This letter and the referenced agreements contain our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and the Company’s President, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

If our offer is acceptable to you, please sign and date this letter and the Proprietary Information Agreement attached as Exhibit A, and return the fully signed documents to Kristin Martin, Chief Human Resources Officer at kmartin@poseida.com on or before the close of business August 2, 2019. This offer is contingent on the successful completion of a background check.

Kerry Ingalls

July 29, 2019

Again, I am pleased to extend this offer to you. We look forward to your acceptance and to your contributions to the growth and success of The Company.

Sincerely,

POSEIDA THERAPEUTICS, INC.

By:	/s/ Kristin Martin
Kristin Martin
Chief Human Resources Officer

Reviewed, Understood, and Accepted:

/s/ Kerry Ingalls		31 July 2019
Kerry Ingalls		Date

Exhibit A: Proprietary Information Agreement

Kerry Ingalls

July 29, 2019

Exhibit A

PROPRIETARY INFORMATION AGREEMENT